Exhibit 99.5

THIRD AMENDMENT

TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 9, 2019, is among LAITRAM GROUP INC., a Louisiana corporation (the “Parent”), LAITRAM, L.L.C., a Louisiana limited liability company (“Laitram”), INTRALOX, L.L.C., a Louisiana limited liability company (“Intralox”), LAPEYRE PROPERTIES, L.L.C., a Louisiana limited liability company (“Lapeyre Properties”), and LAITRAM MACHINERY, INC., a Louisiana corporation (“Laitram Machinery”) (Laitram, Intralox, Lapeyre Properties and Laitram Machinery, individually and collectively the “Borrower”), the lenders party hereto (the “Lenders”) and JPMORGAN CHASE BANK N.A., as administrative agent (the “Administrative Agent”).

RECITALS

A.    The Parent, Borrowers, Lenders, and Administrative Agent have executed an Amended and Restated Credit Agreement dated as of April 25, 2017 (as amended, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein will have the meanings defined in the Credit Agreement.

B.    The Borrower desires (i) to increase the Multi-Currency Commitment from $5,000,000 to $65,000,000 and (ii) to provide that all Lenders will make Multi-Currency Loans in accordance with their Applicable Percentages. The Administrative Agent and the Lenders are willing to do so on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual covenants and undertakings, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE CREDIT AGREEMENT

1.1     Section 1.01 (Certain Definitions) of the Credit Agreement is hereby amended to add or modify the following definitions as follows:

“Adjusted Daily One-Month LIBO Rate” means, for any day, the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).

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“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum equal to the (a) the LIBO Screen Rate for dollars or for the Agreed Currency, as applicable, at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, multiplied by (b) the Statutory Reserve Rate; provided, that in the case of the Swingline Loan, the LIBO Screen Rate shall be at approximately 11:00 a.m., London time, on the first Business Day of each calendar month).

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“Agreed Currency” means British Pounds Sterling, European Euros, and any other currency other than dollars (a) that is readily available, freely transferable and convertible into dollars in the international interbank market and in which dealings in deposits are carried on in the London interbank market, (b) for which a LIBO Screen Rate is available and (c) that has been approved by the Administrative Agent.

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“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Fund Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Available Multi-Currency Commitment”, wherever such terms appears is hereby deleted.

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“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure, plus (b) such Lender’s Multi Currency Exposure, plus (c) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

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“Equivalent Amount” means the equivalent of dollars determined by using the rate of exchange for the purchase of dollars with the Agreed Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thompson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Agreed Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chose by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

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“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrower are in dollars or Agreed Currency, and are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the Adjusted Daily One-Month LIBO Rate.

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“Interest Payment Date” means (a) with respect to any ABR Borrowing (other than the Swingline Loan), the last Business Day of each calendar month, (b) with respect to any Eurodollar Borrowing (whether in dollars or any Agreed Currency), the last day of each Interest Period applicable to the Eurodollar Borrowing, and (c) with respect to the Swingline Loan, the day that such Swingline Loan is required to be repaid or the last Business Day of each calendar month, whichever is sooner. The Maturity Date shall also be an Interest Payment Date.

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“Interest Period” means, with respect to any Eurodollar Borrowing, the one-month period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the next succeeding month; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day; (ii) if any Interest Period commences on a day for which there is no corresponding day in the next succeeding month, such Interest Period shall end on the last Business Day of such next succeeding month; and (iii) if Eurodollar Borrowing bears interest at the Adjusted Daily LIBO Rate, the Interest Period shall end on the first Business Day following such Eurodollar Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of any Borrowing (other than a Swingline Loan), thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“Lenders” means the persons listed on the Commitment Schedule and any other Person that shall have become a party pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

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“LIBO Screen Rate” means for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administrative (or any other Person that takes over the administrative of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBORO1 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or Screen, on any successor or substitute page on such screen that displays such rate, or the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. For Multi-Currency Loans, the LIBO Screen Rate shall be for the applicable Agreed Currency; for all other Loans and Protective Advances the LIBO Screen Rate shall be for dollars.

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“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Parent and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders and other holders of the Secured Obligations) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents.

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“Multi-Currency Commitment”, with respect to each Lender, the commitment of the Lender to make Multi-Currency Loans.

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“Multi-Currency Exposure” means, at any time, the undrawn amount of the Multi-Currency Loans.

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“Multi-Currency Loans” means the Loans made by the Lenders to Borrower pursuant to Section 2.0l(b).

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“Multi-Currency Swingline Commitment” and “Multi-Currency Swingline Loan”, wherever such terms appear, shall mean Multi-Currency Commitment and Multi-Currency Loans.

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“Overnight Foreign Currency Rate”, wherever such term appears, is hereby deleted.

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“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and the Swingline Loan hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

1.2    Section 1.04 (Accounting Terms; GAAP) of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 1.04 Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof    (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such [migration or] change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)    Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.3    A new Section 1.05 (Interest Rates; LIBOR Notification) is hereby added to the Credit Agreement to read as follows:

SECTION 1.05. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Screen Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(c) of this Agreement, such Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Adjusted LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, the Adjusted LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.4    Section 2.01 (Commitments) of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Lender agrees to make Revolving Loans to Borrower from time to time during the Availability Period in an aggregate principal amount not exceeding such Lender’s Revolving Commitment or the aggregate Revolving Commitments of $250,000,000, subject to any increase in Revolving Commitments pursuant to Section 2.09(e) hereof, and further subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to Section 2.04; (b) as part of the aggregate Revolving Commitment, each Lender agrees to make Multi-Currency Loans to Borrower from time to time during the Availability Period in an amount not exceeding the Equivalent Amount of such Lender’s Multi-Currency Commitment or the aggregate Multi-Currency Commitments of the· Equivalent Amount of $65,000,000; and (c) as part of the aggregate Revolving Commitment, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Availability Period in an aggregate amount not exceeding $15,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans, Multi-Currency Loans and Swingline Loans.

1.5    Section 2.02 (Loans and Borrowings) of the Credit Agreement, Subsection (d), is hereby amended to read as follows:

(d) To request a Revolving Borrowing (other than a Swingline Loan) or a Multi- Currency Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (delivered by facsimile or email) in a form approved by the Administrative Agent and signed by the Borrower not later than (a) in the case of a Eurodollar Borrowing, 10:00 a.m., New Orleans time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, noon, New Orleans time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., New Orleans time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information:

(i)	the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	in the case of a Multi-Currency Borrowing, the Agreed Currency applicable to such Borrowing.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing denominated in dollars shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

1.6    Section 2.03 (Multi-Currency Loans) of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 2.03. Multi-Currency Loans. (a) The Lenders may designate one or more of their offices, branches, subsidiaries or affiliates which are to make and book its advances under the Multi-Currency Loan and for whose account payments are to be made, and may change any of them from time to time.

(b)    Any repayment of a Multi-Currency Borrowing shall be made in the same currency as the Multi-Currency Borrowing being repaid; provided, that if, after the making of any Multi-Currency Borrowing, currency control or exchange regulations are imposed in the country which issues the Agreed Currency, with the result that the Agreed Currency no longer exists or Borrower is not able to make payment to the Lenders in such Agreed Currency, Borrower shall pay to the Lenders at such place as the Lenders shall direct, the

Equivalent Amount in dollars. In any case in which Borrower is obligated to make payment in dollars, Borrower shall hold the Lenders harmless from any loss incurred by the Lenders arising from any change in the value of dollars in relation to the Agreed Currency between the date repayment of the Multi-Currency Borrowing is made and the date the Lenders are actually able, following the conversion of the dollars paid by Borrower into the Agreed Currency and remittance of such Agreed Currency to the place where such Borrowing is payable, to apply such Agreed Currency to such Multi-Currency Borrowing. It is the intention of the parties hereto that Borrower takes all risks of the imposition of such currency control or exchange regulations.

(c)    For so long as the Lenders are required to make special deposits with, or to comply with reserve, liquidity, cash margin or other requirements of, any monetary or other authority (including without limitation any such requirement imposed by any central bank or the Financial Services Authority) or incur any other costs, expenses or reserves in respect of the Multi-Currency Borrowings in any Agreed Currency that is not reflected in the interest rates payable hereunder, the Lenders shall be entitled to require Borrower to pay, contemporaneously with each payment of interest on each Borrowing, additional interest thereon at a rate per annum specified by the Lenders to be the cost to the Lenders of complying with such requirements or of such other costs, expenses or reserves. A certificate of the Administrative Agent setting forth the amount or amounts necessary to compensate the Lenders for such costs (and the calculations supporting such amount) shall be conclusive absent manifest error.

(d)    Notwithstanding the satisfaction of all conditions referred to in this Agreement, if (i) there shall occur on or prior to the date of any Multi-Currency Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent make it impracticable for the advance to be denominated in the Agreed Currency so specified by Borrower or (ii) an Equivalent Amount of such currency in dollars is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to Borrower, and such advance shall be denominated in such Agreed Currency but shall be made on the date of such advance in dollars, unless Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such advance would in the reasonable opinion of the Administrative Agent be practicable in an aggregate principal amount equal to the Equivalent Amount in dollars of the aggregate principal amount specified in the related request.

(e)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from Borrower hereunder in the Agreed Currency into another currency, the Lenders and Borrower agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Agreed Currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the Agreed Currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency the Administrative Agent may in accordance with normal, reasonable banking procedures purchase the Agreed Currency with such other currency. If the amount of the Agreed Currency so purchased is less than the sum originally due to the Lenders in the Agreed Currency, Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lenders against such loss, and if the amount of the Agreed Currency so purchased exceeds the sum originally due to the Lenders in the Agreed Currency, the Lenders agree to remit such excess to Borrower.

(f)    If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Lenders) or the interpretation or administration thereof by a Governmental Authority charged with such interpretation or administration, or compliance by the Lenders with any guideline, request or directive of such authority (whether or not having the force of law), shall make it unlawful or impossible for the Lenders to maintain or fund the Multi-Currency Borrowings evidenced by this Agreement, then, upon notice to Borrower by the Administrative Agent, the outstanding principal amount, together with accrued interest and any other amounts payable to the Lenders under this Agreement shall be repaid (a) immediately upon the Administrative Agent’s demand if such change or compliance with such requests, in the Administrative Agent’s judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request. In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.

1.7    Section 2.07 (Fundings of Borrowings) of the Credit Agreement is hereby amended to delete Subsection (c).

1.8    Section 2.08 (Interest Elections) of the Credit Agreement, Clause (f), is hereby amended to read as follows:

(f) The foregoing clauses (a) through (e) shall not apply to Borrowings under the Swingline Loan and the Multi-Currency Loans. In the case of the Swingline Loan, amounts outstanding as of the last day of an Interest Period shall continue to bear interest at the Adjusted Daily LIBO Rate as of the first day of the succeeding Interest Period without notice from the Borrower. In the case of the Multi-Currency Loans, amounts outstanding as of the last day of an Interest Period shall be reset at the Adjusted LIBO Rate for the succeeding Interest Period without notice from the Borrower.

1.9    Section 2.10 (Repayment and Amortization of Loans; Evidence of Debt) of the Credit Agreement, Subsection (a), is hereby amended to read as follows:

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of the Maturity Date or demand by the Administrative Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date, (iv) to the Administrative Agent for the account of each Multi-Currency Lender the then unpaid principal amount of each Multi-Currency Loan on the Maturity Date, and (v) to the Issuing Bank the cash collateral amount determined in accordance with Section 2.06(c).

1.10    Section 2.11 (Prepayment of Loans) of the Credit Agreement, Subsections (d) and (e), are hereby amended to read as follows:

(d)    The Borrower shall notify the Administrative Agent by email or facsimile of any prepayment hereunder not later than 10:00 a.m., New Orleans time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing or Multi-Currency Borrowing, three Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Revolving Borrowing, one Business Day before the date of prepayment: provided that no such notice shall be required in the case of the prepayment of the Swingline Loan pursuant to Section 2.0S(b). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(e)    In the event that at any time the aggregate principal amount outstanding on the Multi-Currency Loan exceeds the Equivalent Amount of $65,000,000, immediately upon request from the Administrative Agent, Borrower shall prepay the Multi-Currency Loan in an amount sufficient to reduce the aggregate principal outstanding to the Equivalent Amount of $65,000,000.

1.11    Section 2.12 (Fees) of the Credit Agreement, Subsection (a), is hereby amended to read as follows:

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate (as defined in “Applicable Rate) on the average daily amount of the Available Revolving Commitment (excluding amounts outstanding on the Swingline Loan) of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments and Multi-Currency Commitment terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December, and on the date on which the Revolving Commitments and Multi-Currency Commitment terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

1.12    Section 2.13 (Interest) of the Credit Agreement, Subsections (b), (c), (d) and (h) are hereby amended to read as follows:

(b)    The Revolving Loans (other than the Swingline Loans or Multi-Currency Loans) comprising each Eurodollar Borrowings shall bear interest at either (i) the Adjusted

LIBO Rate for the one-month Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Borrowings, or (ii) the Adjusted Daily LIBO Rate for a one- day Interest Period in effect for such Borrowing plus the Applicable Rate for Eurodollar Borrowings, at Borrower’s option.

(c)    The Swingline Loan shall bear interest at the Adjusted LIBO Rate as of the first Business Day of each calendar month, which Adjusted LIBO Rate shall remain fixed at such rate until the first Business Day of the succeeding calendar month, plus the Applicable Rate for Eurodollar Borrowings.

(d)    The Multi-Currency Borrowings shall bear interest at the Adjusted LIBO Rate for the one-month Interest Period in effect for such Borrowing, plus the applicable Rate for Eurodollar Borrowings.

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(h)                All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed; provided, that interest on Multi- Currency Borrowings with an Agreed Currency of British pounds sterling shall be computed on the basis of a year of 365 days. The applicable Alternate Base Rate, Adjusted LIBO Rate, Adjusted Daily LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

1.13    Section 2.14 (Alternate Rate of Interest) of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)    If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.

(c)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(c), only to the extent the LIBO Screen

Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.14    Section 2.16 (Break Funding Payments) of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 2.16. In the event of (a) the payment of any principal of any Eurodollar Loan (excluding the Swingline Loan but including all Multi-Currency Loans) other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) or (d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

1.15    Section 2.18 (Payments Generally; Allocation of Proceeds; Sharing of Set-Offs) of the Credit Agreement, Subsection (a), is hereby amended to read as follows:

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New Orleans time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Floor L2, Chicago, IL 60608, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.05(b), 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars, except that all payments hereunder on the Multi-Currency Loans shall be made in the applicable Agreed Currency.

1.16    Subsections 9.01 (Notices) of the Credit Agreement, Subsections (a)(iii) and (a)(iv) are hereby deleted

1.17    Section 9.12 (Confidentiality) of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to holders of Equity Interests in any Borrower, (i) to any Person providing a Guarantee of all or any portion of the Secured Obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower, and other information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; and provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

1.18    Schedule I (Commitment Schedule) attached to this Amendment hereby replaces Schedule 1 to the Credit Agreement.

1.19    Except as specifically amended hereby, all of the remaining terms and conditions of the Credit Agreement remain in full force and effect.

ARTICLE 2

MISCELLANEOUS

2.1    Borrower specifically reaffirms and reiterates all of the representation and warrantied contained in the Loan Agreement as of the date of this Amendment, except for representations and warranties which by their terms are made as of a specified date continue to be true and correct as of the specified date).

2.2    This Amendment has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3    This Amendment (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, and (b) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or the assets of Borrower, or give rise to a right thereunder to require any payment to be made by Borrower.

2.4    As of the date hereof, no Default exists.

2.5    Borrower shall execute Multi-Currency Loan Notes for each Lender in the principal amount of each Lender’s new Multi-Currency Commitment.    These notes shall supersede and replace the Multi-Currency Swingline Notes to JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. dated April 25, 2017, which latter notes shall be null and void.

2.6    This Amendment shall be governed by and construed in accordance with the internal laws (and not the conflict of laws) of the State of Louisiana, but giving effect to federal laws applicable to national banks.

2.7    This Amendment may be executed in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one in the same instrument. This Amendment shall be effective as of the date first written above upon execution by the Borrower, Agent and all of the Lenders.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused the Amendment to be duly executed as of the date first written above.

BORROWERS:	LAITRAM, L.L.C.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

INTRALOX, L.L.C.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

LAPEYRE PROPERTIES, L.L.C.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

LAITRAM MACHINERY, INC.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

PARENT:	LAITRAM GROUP, INC.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

ADMINISTRATIVE AGENT SWINGLINE LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Caroline Eagan
	Name:	Caroline Eagan
	Title:	Vice President

LENDERS:	WELLS FARGO BANK. N.A

	By:	/s/ Kathryn G. Broussard
	Name:	Kathryn G. Broussard
	Title:	Senior Vice-President

REGIONS BANK

	By:	/s/ Edgar Santa Cruz
	Name:	Edgar Santa Cruz
	Title:	Senior Vice President

HANCOCK WHITNEY BANK (formerly Whitney Bank

	By:	/s/ Hartley M. Crunk
	Name:	Hartley M. Crunk
	Title:	Vice President

CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Kiel Johnson
	Name:	Kiel Johnson
	Title:	Vice President